Exhibit 99.1

395 de Maisonneuve Blvd. West
Montreal QC H3A 1L6 www.domtar.com

FOR IMMEDIATE RELEASE

DOMTAR CORPORATION REPORTS THIRD QUARTER 2007 RESULTS

Montreal, November 7, 2007 – Domtar Corporation (NYSE/TSX: UFS) today reported net income of $36 million ($0.07 per diluted share) for the third quarter of 2007 compared to net income of $11 million ($0.02 per diluted share) in the second quarter of 2007. Sales for the third quarter of 2007 increased 4.9% from the second quarter to $1.7 billion.

The stronger results when compared to the second quarter of 2007 were primarily due to higher selling prices, lower costs related to planned maintenance shutdowns and to freight, as well as higher shipments, which in total improved net income by $0.07 per diluted share. This increase was partially offset by the negative impact of a stronger Canadian dollar, higher fiber costs and a higher tax rate which in total reduced net income by $0.02 per diluted share.

Included in the third quarter 2007 financial results were:

•	Costs of $14 million ($8 million after tax or $0.02 per diluted share) related to synergies, integration and optimization; and

•	A mark-to-market gain of $6 million ($3 million after tax or $0.01 per diluted share) related to financial instruments.

Included in the second quarter 2007 financial results were:

•	Costs of $7 million ($4 million after tax or $0.01 per diluted share) related to synergies, integration and optimization; and

•	A mark-to-market gain of $10 million ($6 million after tax or $0.01 per diluted share) related to financial instruments.

“Our profit margins expanded in the third quarter with better volumes and prices but also due to the strong operating performance of our paper, pulp and sawmilling operations,” said Raymond Royer, President and CEO. “All of our business segments posted improved results and the momentum continues to build with prices for paper products and for pulp trending higher and with the benefits of initiatives aimed at delivering synergies gradually ramping up. Also, our continued efforts to bring a proper balance between supply and our customers’ demand resulted in a significant reduction in our paper inventories in the quarter.”

Commenting on market conditions, Mr. Royer added, “I am pleased with the continued support we get from our customers. Clearly, with paper shipments higher than the second quarter, we manage to maintain our leading position in North America in spite of the overall weakness observed in market demand year-to-date. By maintaining the same focus on building the franchise with service solutions and an easy access to our quality products, we are positioning the company to create significant shareholder value.”

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SEGMENT REVIEW

PAPERS

Operating income in our Papers business was $133 million in the third quarter of 2007 compared to operating income of $92 million for the second quarter of 2007. Depreciation and amortization in our Papers business totaled $122 million in the third quarter of 2007. When compared to the second quarter of 2007, sales increased 4.6% to $1.4 billion with paper and pulp shipments increasing by 4.3% and 0.9%, respectively. Lack-of-order downtime amounted to 84,000 tons, including 18,000 tons of lack-of-order downtime taken in July on three paper machines prior to the announcement of their closure on July 31. Paper inventories declined 72,000 tons throughout the quarter.

When compared to the second quarter, the increase in operating income is the result of higher average selling prices for paper and pulp, lower costs related to planned maintenance shutdowns and higher paper shipments. These factors were partially offset by higher costs for purchased fiber and chips.

PAPER MERCHANTS

Operating income in our Paper Merchants business was $6 million in the third quarter of 2007 compared to operating income of $2 million for the second quarter of 2007. Sales increased 10% to $249 million while deliveries increased 9.1%.

When compared to the second quarter, the increase in operating income is the result of higher deliveries, higher average selling prices and a decrease of $2 million in the allowance for doubtful accounts.

WOOD

Operating loss in our Wood business was $13 million in the third quarter of 2007 compared to operating loss of $20 million for the second quarter of 2007. Depreciation and amortization in our Wood business totaled $6 million in the third quarter of 2007. When compared to the second quarter of 2007, sales decreased 2% to $88 million while lumber shipments decreased 13% due to lower buy-and-resell activities of lumber produced by third parties, offset by higher shipments of chips and an increase of sales of premium lumber.

When compared to the second quarter, the decrease in operating loss is the result of lower costs as well as higher average selling prices. In the second quarter, manufacturing costs were negatively impacted by the gradual scale down of production at the White River, Ontario sawmill which was closed in July. Also, Domtar successfully restarted in late June its Val d’Or, Quebec sawmill with a new labor contract improving its unit cost competitiveness.

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OUTLOOK

For the remainder of the year, price realizations for paper and pulp are expected to further improve as a result of recently announced price increases for several commercial printing paper grades and for pulp while volumes are expected to decrease from the third quarter due to seasonal factors typifying our business. Integration related costs are expected to continue to increase from the third quarter while the annualized run rate from synergies is targeted at $80 million by year-end. The strengthening in the value of the Canadian dollar toward the end of the third quarter is expected to have a significant negative impact on the cost structure and profitability of our operating Canadian mills.

EARNINGS CONFERENCE CALL

The Company will hold a conference call today at 11:00 a.m. (EST) to discuss its third quarter 2007 financial results. Financial analysts are invited to participate in the call by dialing 1-866-904-6251 (North America) or 1-416-915-8321 (International), while media and other interested individuals are invited to listen to the live broadcast on the Domtar corporate website at www.domtar.com.

THE TRANSACTION

Domtar Corporation started its operations on March 7, 2007 following the combination of the Weyerhaeuser Fine Paper Business and Domtar Inc. Prior to the completion of the Transaction, the Weyerhaeuser Fine Paper Business was operated by Weyerhaeuser Company.

The financial results of Domtar Corporation cover certain periods prior to the Transaction. For accounting and financial reporting purposes, Weyerhaeuser Fine Paper Business is considered to be the “predecessor” to Domtar Corporation and as a result, its historical financial statements now constitute the historical financial statements of Domtar Corporation. Accordingly, the results reported for the second and third quarter of 2007 include the results of operations of the new Company for the entire period. The results reported for the third quarter and the year-to-date of fiscal year 2006 include only the results of operations of the Weyerhaeuser Fine Paper Business, on a carve-out basis, for the entire period. The results reported for the year-to-date of fiscal year 2007 include the results of operations of the Weyerhaeuser Fine Paper Business, on a carve-out basis, for the period from January 1, 2007 to March 6, 2007 and the results of operations of the new Company for the period from March 7, 2007 to September 30, 2007.

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FORWARD-LOOKING STATEMENTS

FORWARD-LOOKING STATEMENTS

This press release may contain forward-looking statements relating to trends in, or representing management’s beliefs about, Domtar’s future growth, results of operations, performance and business prospects and opportunities. These forward-looking statements are generally denoted by the use of words such as “anticipate,” “believe,” “expect,” “intend,” “aim,” “target,” “plan,” “continue,” “estimate,” “project,” “may,” “will,” “should” and similar expressions. These statements reflect management’s current beliefs and are based on information currently available to management. Forward-looking statements are necessarily based upon a number of estimates and assumptions that, while considered reasonable by management, are inherently subject to known and unknown risks and uncertainties and other factors that could cause actual results to differ materially from historical results or those anticipated. Accordingly, no assurances can be given that any of the events anticipated by the forward-looking statements will occur, or if any occurs, what effect they will have on Domtar’s results of operations or financial condition. These factors include, but are not limited to:

•	the effect of general economic conditions, particularly in the U.S. and Canada;

•	market demand for Domtar Corporation’s products, which may be tied to the relative strength of various U.S. and/or Canadian business segments;

•	product selling prices;

•	energy prices;

•	raw material prices;

•	chemical prices;

•	performance of Domtar Corporation’s manufacturing operations including unexpected maintenance requirements;

•	the successful integration of the Weyerhaeuser Fine Paper Business with Domtar and the ability to realize anticipated cost savings;

•	the level of competition from domestic and foreign producers;

•	the effect of forestry, land use, environmental and other governmental regulations, and changes in accounting regulations;

•	the effect of weather and the risk of loss from fires, floods, windstorms, hurricanes and other natural disasters;

•	transportation costs;

•	the loss of current customers or the inability to obtain new customers;

•	legal proceedings;

•	changes in asset valuations, including write downs of property, plant and equipment, inventory, accounts receivable or other assets for impairment or other reasons;

•	changes in currency exchange rates, particularly the relative value of the U.S. dollar to the Canadian dollar;

•	the effect of timing of retirements and changes in the market price of Domtar Corporation’s common stock on charges for stock-based compensation; and

•	performance of pension fund investments and related derivatives.

These factors should be considered carefully and undue reliance should not be placed on the forward-looking statements, which speak only as of the date made, when evaluating the information presented in this document. Unless specifically required by law, Domtar Corporation assumes no obligation to update or revise these forward-looking statements to reflect new events or circumstances.

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DOMTAR CORPORATION (NYSE/TSX: UFS) IS THE LARGEST INTEGRATED PRODUCER OF UNCOATED FREESHEET PAPER IN NORTH AMERICA AND THE SECOND LARGEST IN THE WORLD BASED ON PRODUCTION CAPACITY, AND IS ALSO A MANUFACTURER OF PAPERGRADE PULP. THE COMPANY DESIGNS, MANUFACTURES, MARKETS AND DISTRIBUTES A WIDE RANGE OF BUSINESS, COMMERCIAL PRINTING, PUBLICATION AS WELL AS TECHNICAL AND SPECIALTY PAPERS WITH RECOGNIZED BRANDS SUCH AS FIRST CHOICE®, MICROPRINT®, WINDSOR OFFSET®, COUGAR® AS WELL AS ITS FULL LINE OF ENVIRONMENTALLY AND SOCIALLY RESPONSIBLE PAPERS, DOMTAR EARTHCHOICE®. DOMTAR OWNS AND OPERATES DOMTAR DISTRIBUTION GROUP, AN EXTENSIVE NETWORK OF STRATEGICALLY LOCATED PAPER DISTRIBUTION FACILITIES. DOMTAR ALSO PRODUCES LUMBER AND OTHER SPECIALTY AND INDUSTRIAL WOOD PRODUCTS. THE COMPANY EMPLOYS NEARLY 14,000 PEOPLE. TO LEARN MORE, VISIT WWW.DOMTAR.COM.

TICKER SYMBOL UFS (NYSE, TSX)	MEDIA RELATIONS Michel A. Rathier Tel.: (514) 848-5103	INVESTOR RELATIONS Pascal Bossé Tel.: (514) 848-5938

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Domtar Corporation

Highlights

(In millions of US dollars, unless otherwise noted)

	Thirteen weeks ended		Thirty-nine weeks ended
	September 30, 2007	September 24, 2006	September 30, 2007	September 24, 2006
	(Unaudited)		(Unaudited)
Selected Segment Information
Sales
Papers	$1,411	$759	$3,715	$2,304
Paper Merchants	249	—	551	—
Wood	88	49	225	186

Total for reportable segments	1,748	808	4,491	2,490
Intersegment sales – Papers	(72)	(1)	(162)	(1)
Intersegment sales – Paper Merchants	—	—	(1)	—
Intersegment sales – Wood	(16)	(12)	(34)	(56)

Consolidated sales	1,660	795	4,294	2,433

Depreciation and amortization and impairment loss
Papers	122	74	319	222
Paper Merchants	—	—	1	—
Wood	6	3	17	7

Total for reportable segments	128	77	337	229
Impairment loss – Papers	—	—	—	749

Consolidated depreciation and amortization and impairment loss	128	77	337	978

Operating income (loss)
Papers	133	73	296	(691)
Paper Merchants	6	—	12	—
Wood	(13)	(4)	(37)	(8)
Corporate	(3)	—	(8)	—

Consolidated operating income (loss)	123	69	263	(699)
Interest expense	48	—	106	—

Income (loss) before income taxes	75	69	157	(699)
Income tax expense (1)	39	21	61	12

Net income (loss)	36	48	96	(711)

Per common share (in dollars)
Net income (loss)
Basic	0.07	0.17	0.21	(2.50)
Diluted	0.07	0.17	0.21	(2.50)
Weighted average number of common and exchangeable shares outstanding (millions)
Basic	515.4	284.1	459.6	284.1
Diluted	517.8	284.1	461.5	284.1

Cash flows provided from operating activities	144	30	424	212
Additions to property, plant and equipment	19	12	65	53

(1)	The combined statutory rate in Canada is approximately 31% and the combined statutory rate in the U.S. is approximately 40%. The Canadian effective tax rate of the third quarter includes an additional expense of $1 million related to current year non-deductible items. The U.S. effective tax rate for the third quarter includes an additional expense of $6 million. This amount includes an adjustment to the Company’s estimate of the non-conventional fuel tax credits of $3 million and a $2 million provision for the U.S. withholding taxes payable on future distributions from the U.S. subsidiaries. The Canadian effective tax rate for the 39 weeks ended September 30, 2007 differs from the combined statutory rate due to a $7 million benefit related to changes in the federal income tax rate, out of which $6 million is related to a previously reported out of period adjustment. The U.S. effective tax rate includes $5 million related to the non-conventional fuel tax credit. The non-conventional fuel tax credits are subject to fluctuations in the price of oil. Due to the high level of uncertainty inherent in future oil prices, this estimate may change significantly and the Company may have to adjust the credit in the fourth quarter. Under current U.S. tax law, the sale of biomass gas will no longer generate non-conventional fuel tax credits after 2007. Also, the Company recorded a $4 million expense for U.S. withholding taxes payable on future distributions from the U.S. subsidiaries.

	Thirteen weeks ended			Thirty-nine weeks ended
	September 30, 2007			September 30, 2007
Income taxes	Canada	U.S.	Total	Canada	U.S.	Total
Income (loss) before income taxes	(23)	98	75	(73)	230	157
Income tax expense (benefit)	(6)	45	39	(32)	93	61
Effective tax rate	26%	46%	52%	44%	40%	39%

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Domtar Corporation

Consolidated Statements of Income

(In millions of US dollars, unless otherwise noted)

	Thirteen weeks ended		Thirty-nine weeks ended
	September 30, 2007	September 24, 2006	September 30, 2007	September 24, 2006
	(Unaudited)		(Unaudited)
Sales	$1,660	$795	$4,294	$2,433
Operating expenses
Cost of sales, excluding depreciation and amortization	1,283	605	3,418	2,023
Depreciation and amortization	128	77	337	229
Selling, general and administrative	126	44	276	131
Impairment of goodwill	—	—	—	749

	1,537	726	4,031	3,132

Operating income (loss)	123	69	263	(699)
Interest expense	48	—	106	—

Income (loss) before income taxes	75	69	157	(699)
Income tax expense	39	21	61	12

Net income (loss)	36	48	96	(711)

Per common share (in dollars)
Net income (loss)
Basic	0.07	0.17	0.21	(2.50)
Diluted	0.07	0.17	0.21	(2.50)
Weighted average number of common and exchangeable shares outstanding (millions)
Basic	515.4	284.1	459.6	284.1
Diluted	517.8	284.1	461.5	284.1

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Domtar Corporation

Consolidated Balance Sheets As at

(In millions of US dollars)

	September 30, 2007	December 31, 2006
	(Unaudited)
Assets
Current assets
Cash and cash equivalents	$136	$1
Receivables, less allowances of $9 and $2	595	340
Inventories	1,018	520
Prepaid expenses	25	6
Income and other taxes receivable	9	—
Deferred income taxes	62	22

Total current assets	1,845	889

Property, plant and equipment, at cost	10,007	6,696
Accumulated depreciation	(4,072)	(3,631)

Net property, plant and equipment	5,935	3,065
Goodwill	141	14
Intangibles assets, net of amortization	30	—
Other assets	110	30

Total assets	8,061	3,998

Liabilities and shareholders’ equity
Current liabilities
Bank indebtedness	75	—
Trade and other payables	750	250
Income and other taxes payable	79	6
Long-term debt due within one year	19	12

Total current liabilities	923	268

Long-term debt	2,356	32
Deferred income taxes	1,144	758
Other liabilities and deferred credits	426	25

Shareholders’ equity
Business Unit equity	—	2,852
Common stock	5	—
Exchangeable shares	343	—
Additional paid-in capital	2,497	—
Retained earnings	73	—
Accumulated other comprehensive income	294	63

Total shareholders’ equity	3,212	2,915

Total liabilities and shareholders’ equity	8,061	3,998

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Domtar Corporation

Consolidated Statements of Cash Flows

(In millions of US dollars)

	Thirteen weeks ended		Thirty-nine weeks ended
	September 30, 2007	September 24, 2006	September 30, 2007	September 24, 2006
	(Unaudited)		(Unaudited)
Operating activities
Net income (loss)	$36	$48	$96	$(711)
Adjustments to reconcile income to cash flows from operating activities
Depreciation and amortization	128	77	337	229
Deferred income taxes	(10)	(24)	(25)	(22)
Impairment of goodwill	—	—	—	749
Other	1	17	2	17
Changes in assets and liabilities, net of effects of acquisition
Receivables	(70)	(27)	(126)	(28)
Inventories	5	(19)	22	44
Prepaid expenses	3	3	(4)	(4)
Trade and other payables	15	(46)	60	(63)
Income and other taxes	37	—	68	—
Other assets and other liabilities	(1)	1	(6)	1

Cash flows provided from operating activities	144	30	424	212

Investing activities
Additions to property, plant and equipment	(19)	(12)	(65)	(53)
Proceeds from disposals of property, plant and equipment	1	—	23	—
Business acquisitions – cash acquired	—	—	573	—
Other	3	—	(1)	—

Cash flows provided from (used for) investing activities	(15)	(12)	530	(53)

Financing activities
Net change in bank indebtedness	(6)	—	(9)	—
Issuance of short-term debt	—	—	1,350	—
Issuance of long-term debt	—	—	800	—
Repayment of short-term debt	—	—	(1,350)	—
Repayment of long-term debt	(75)	(1)	(156)	(4)
Debt issue costs	—	—	(24)	—
Distribution to Weyerhaeuser prior to March 7, 2007	—	(18)	(1,431)	(155)
Other	—	—	(5)	—

Cash flows used for financing activities	(81)	(19)	(825)	(159)

Net increase (decrease) in cash and cash equivalents	48	(1)	129	—
Translation adjustments related to cash and cash equivalents	8	—	6	—
Cash and cash equivalents at beginning of period	80	2	1	1

Cash and cash equivalents at end of period	136	1	136	1

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Domtar Corporation

Quarterly Statistical Review

		2007				2006
		1st Qtr	2nd Qtr	3rd Qtr	Year-to- date	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	Year
Total Shipments by Category of Products
Papers (in thousands of ST) (a) – actual		871	1,209	1,261	3,341	813	732	711	768	3,024
Papers (in thousands of ST) (a,b) – combined		1,247	—	—	—	1,446	1,304	1,267	1,280	5,297
Market Pulp (in thousands of ADMT) (c) – actual		249	330	333	912	207	205	180	207	799
Market Pulp (in thousands of ADMT) (b,c) –combined		355	—	—	—	342	359	352	377	1,430
Lumber (in millions of FBM) – actual		88	227	197	512	93	47	43	40	223
Lumber (in millions of FBM) (b) – combined		209	—	—	—	349	317	274	199	1,139

Benchmark Prices for the Majority of our Products (d)
• 20-lb repro bond, 92 bright (copy)	($/ton)	$930	$963	$990	$961	$820	$890	$950	$947	$902
• 50-lb offset, rolls	($/ton)	$810	$810	$803	$808	$765	$840	$850	$838	$823
• Coated publication No. 5, 40-lb offset, rolls	($/ton)	$778	$748	$782	$769	$898	$895	$848	$813	$863
• Pulp NBSK – U.S. market	($/ADMT)	$790	$810	$837	$812	$653	$707	$757	$770	$722
• Pulp NBHK – Japan market (e)	($/ADMT)	$640	$640	$658	$646	$542	$572	$618	$637	$592
• Lumber G.L. 2x4x8 studs	($/MFBM)	$317	$335	$336	$329	$391	$371	$313	$302	$344
• Lumber G.L. 2x4 R/L, no. 1 & no. 2	($/MFBM)	$332	$332	$343	$336	$409	$386	$351	$327	$368

Average Exchange Rates	CAN	1.172	1.098	1.044	1.105	1.155	1.122	1.121	1.139	1.134
	US	0.854	0.910	0.958	0.907	0.866	0.891	0.892	0.878	0.882

(a)	Figures exclude shipments made by our Paper Merchants.
(b)	Figures represent shipments to external customers on a combined basis, giving effect to the Transaction as if it occured on January 1 of 2006 and 2007. The combined shipments figures are for illustrative information purposes only and are not necessarily indicative of the results had the Transaction actually taken place at the dates indicated and does not purport to be indicative of future results.
(c)	Figures are gross of market pulp purchased from other producers on the open market for some of our paper making operations. Market pulp represents the amount of pulp produced in excess of our internal requirement.
(d)	Source: Pulp & Paper Week and Random Lengths.
(e)	Based on Pulp & Paper Week's Southern Bleached Hardwood Kraft pulp prices for Japan, increased by an average differential of $15/ADMT between Northern and Southern Bleached Hardwood Kraft pulp prices.

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